EXHIBIT 99.1

AMENDMENT No. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT
-------------------------------------------------

     This Amendment No. 1 ("Amendment") to the Executive Employment Agreement ("Agreement") is entered into as of March 16, 2004 (the "Effective Date") by and between PetMed Express, Inc. ("PetMed" or the "Company") and Menderes Akdag, Chief Executive Officer of PetMed (the "Executive").

     WHEREAS, PetMed and the Executive entered into the Agreement dated March 16, 2001, and PetMed and the Executive wish to amend the Agreement.

      NOW, THEREFORE, it is hereby agreed as follows:

     So much of Section 4 of the Agreement, Term as reads "The Term of employment hereunder will commence on the Effective Date as set forth above and on the third anniversary of the Effective Date." is hereby revised to read "The Term of employment hereunder will commence on the Effective Date as set forth above and will end on the third anniversary of the Effective Date..."

      Section 5 of the Agreement, Compensation and Benefits shall be revised as follows:

     * a. Salary. The Executive shall be paid a base salary, payable in accordance with the Company's policies from time to time for senior executives at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00).

     * b. Options. The Executive shall be granted 250,000 incentive stock options (the "Options") to purchase shares of the Company's Common Stock at an exercise price equal to the price of the stock as of the close of business on March 16, 2004. Such Options are granted under the Company's 1998 Stock Option Plan and are pursuant to the Option grant form attached hereto and incorporated herein by such reference. The Options shall be exercisable from the date of vesting and shall vest, subject to the continued employment of the Executive, (i) 83,333 Options on the first anniversary of the Effective Date, (ii) 83,333 Options on the second anniversary of the Effective Date, and (iii) 83,334 Options on the third anniversary of the Effective Date.

Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date set forth in the first paragraph of the Amendment.

                                  PetMed Express, Inc.

Witness  /s/ Alison Berges        By: /s/ Marc A. Puleo
       ------------------------      ----------------------
                                     Marc A. Puleo, M.D,
                                     President


Witness /s/ Bruce S. Rosenbloom   The Executive
       ------------------------
                                  /s/ Menderes Akdag
                                  -------------------------
                                  Menderes Akdag


                       99.1 page 1 - 1